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From: Anthony J. DeFazio DeFazio Communications, LLC tony@defaziocommunications.com Ph: (484-532-7783)	For: Brian S. Block, EVP & CFO American Realty Capital Healthcare Trust, Inc. bblock@arlcap.com Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust
Enhances Stockholder Value by Improving Liquidity Options

New York, NY, May 23, 2012 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) announced today that it has taken additional steps in favor of its stockholders by modifying ARC Healthcare’s share repurchase program.

On May 18, 2012, its board of directors approved a resolution providing that repurchase requests in connection with the death or disability of a stockholder will always be honored so long as ARC Healthcare remains a non-traded real estate investment trust (“REIT”). Furthermore, its board resolved that any future changes to the share repurchase program would require a majority stockholder vote. ARCT Healthcare will continue to limit the purchases that it may make pursuant to its share repurchase program in any calendar year to 5.0% of the weighted average number of shares outstanding on December 31st of the prior year, ratably by calendar quarter.

“I am proud to lead a company committed to bringing institutional standards to the non-listed REIT industry,” stated Thomas D’Arcy, the chief executive officer of ARC Healthcare’s advisor. D’Arcy added, “While the industry continues to close share repurchase programs, we are following the American Realty Capital tradition of putting our stockholders first.”

Important Notice

ARC Healthcare is a publicly registered, non-traded real estate investment program. ARC Healthcare does not believe that the communication contained herein presents an offer as defined in the Securities Act of 1933, as amended.

ARC Healthcare filed a registration statement on Form S-11 (including a prospectus) with the Securities and Exchange Commission (“SEC”) on August 27, 2010, and the registration statement became effective on February 18, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents ARC Healthcare has filed with the SEC for more complete information about ARC Healthcare and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated February 18, 2011, and supplements thereto are available on the SEC Web site at:

http://sec.gov/Archives/edgar/data/1499875/000114420411009880/v211699_424b3.htm,

http://www.sec.gov/Archives/edgar/data/1499875/000114420412024888/v310556_424b3.htm and

http://www.sec.gov/Archives/edgar/data/1499875/000114420412030027/v313531_424b3.htm.

Alternatively, ARC Healthcare or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

To arrange interviews with executives of ARC Healthcare contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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